   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1998

                                                  REGISTRATION NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------

                           ON TECHNOLOGY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 04-3162846
      (STATE OF INCORPORATION)            (IRS EMPLOYER IDENTIFICATION NUMBER)

                             ONE CAMBRIDGE CENTER
                        CAMBRIDGE, MASSACHUSETTS 02142
                                (617) 374-1400
                               HTTP://WWW.ON.COM
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                HERMAN DELATTE
                             ONE CAMBRIDGE CENTER
                        CAMBRIDGE, MASSACHUSETTS 02142
                                (617) 374-1400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                               GABOR GARAI, ESQ.
                         EPSTEIN BECKER & GREEN, P.C.
                          75 STATE STREET, 27TH FLOOR
                          BOSTON, MASSACHUSETTS 02109
                                (617) 342-4000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [_]

                        CALCULATION OF REGISTRATION FEE
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
                                           PROPOSED       PROPOSED
                                           MAXIMUM        MAXIMUM      AMOUNT OF
 TITLE OF SECURITIES TO   AMOUNT TO BE  OFFERING PRICE   AGGREGATE    REGISTRATION
     BE REGISTERED         REGISTERED     PER SHARE    OFFERING PRICE     FEE
----------------------------------------------------------------------------------
Common Stock, $.01 par
 value..................   1,471,041      $1.2813(1)   $1,884,771.28    $556.01
----------------------------------------------------------------------------------

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(1) The price of $1.2813 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on January 14, 1998, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A + +REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT + +BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 16, 1998

PROSPECTUS

                                1,471,041 SHARES

                           ON TECHNOLOGY CORPORATION

                                  COMMON STOCK

  This Prospectus relates to the public offering, which is not being underwritten, of 1,471,041 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock") of ON Technology Corporation ("ON" or the "Company"). The Shares are outstanding shares that may be sold from time to time by or on behalf of certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders acquired the Shares in private transactions in which the Company acquired all of the outstanding stock of Purview Technologies, Inc., a Pennsylvania corporation ("Purview"), and csd Software GmbH, a German corporation ("csd").

  The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution".

  The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Selling Stockholders".

  On January 14, 1998, the closing bid price of the Company's Common stock on the Nasdaq National Market was $1.25 per share. The Common Stock is traded under the Nasdaq National Market symbol "ONTC".

                                  -----------

  The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  -----------

SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

                The date of this Prospectus is January   , 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York, 10048. Copies of such material can also be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Electronic filings are publicly available on the Commission's World Wide Web site within 24 hours of acceptance. The address of such site is http://www.sec.gov.

  The Company has filed with the Commission a registration statement on Form S-3, including this Prospectus and other information (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement"), under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission are hereby incorporated by reference in this Prospectus:

    (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

    (iii) the Company's Current Report on Form 8-K pertaining to the acquisition of the outstanding securities of csd Software GmbH filed with the Commission on February 6, 1997 and the exhibits thereto;

    (iv) the Company's Current Report on Form 8-K pertaining to that certain Asset Purchase Agreement by and among the Company and Elron Software, Inc. filed with the Commission on November 12, 1997 and the exhibits thereto; and

    (v) the Company's Current Report on Form 8-K pertaining to a special meeting of the Company's stockholders filed with the Commission on January 9, 1998 and the definitive Proxy Statement for Special Meeting of Stockholders attached as an exhibit thereto (the "Special Proxy").

  All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to John M. Bogdan, Chief Financial Officer, ON Technology Corporation, One Cambridge Center, Cambridge, Massachusetts 02142, telephone number (617) 374-1400.

                                  THE COMPANY

  The Company's principal executive offices are located at One Cambridge Center, Cambridge, Massachusetts 02142 and its telephone number is (617) 374-1400. The Company's Internet address is http://www.on.com. Information contained on the Company's World Wide Web site shall not be deemed part of this Prospectus.

  On October 29, 1997 the Company and Elron Software, Inc. ("Elron") entered into an Asset Purchase Agreement (the "Purchase Agreement") pursuant to which Elron agreed to purchase, subject to the approval of ON's stockholders, the Company's Network Management and Security product, catalog business and Free Trial Marketing system. The Purchase Agreement and the transactions contemplated thereby (the "Transaction") are described in a Proxy Statement for Special Meeting of Stockholders dated January 9, 1998, which is an exhibit to the Company's Current Report on Form 8-K filed with the Commission on January 9, 1998 (the "Special Proxy").

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus. Potential investors are advised that statements contained herein or incorporated by reference into this Prospectus expressing the beliefs and expectations of management regarding the Company's future results or performance are forward-looking statements based on current expectations that involve a number of risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from those anticipated by such forward-looking statements as a result of certain factors discussed in this Prospectus and the documents incorporated herein by reference, including the factors set forth in the "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business" sections in the Special Proxy.

CHANGE IN MARKETING STRATEGY

  Historically, the Company has marketed all of its products other than its Comprehensive Client Management ("CCM") products through its Free Trial Marketing system. See "--Free Trial Marketing" below and "THE PROPOSED TRANSACTION--GENERAL" in the Special Proxy. Under the Purchase Agreement, Elron has agreed to purchase the Company's Free Trial Marketing system, subject to a limited license back to the Company. This would allow the Company to continue to use the Free Trial Marketing system to market its current Groupware products, including future versions and feature extensions of such products, to existing customers and identified potential customers, for a period of three years from the closing date of the transactions contemplated by the Purchase Agreement (the "Closing Date"), subject to termination in the event of a sale of the Groupware products or a sale of all or substantially all of the Company's business or assets.

  Although the Company would retain limited rights to the Free Trial Marketing system after the consummation of the Transaction, the Company's ability to implement a marketing strategy based on the Free

Trial Marketing system would be severely curtailed because the Company would no longer have the personnel and infrastructure necessary to support to such a strategy. Moreover, the Company has made the strategic decision to limit its Groupware marketing efforts to exclusively selling new seats to its existing customer base, while focusing the majority of its management, financial and technical resources on the CCM products. Inasmuch as the Company's historical marketing strategy has been based primarily on the Free Trial Marketing system, the Company's decision to sell substantially all of its rights to the Free Trial Marketing system would, if consummated, significantly limit the marketing strategies available to the Company.

CCM PRODUCT MARKETING STRATEGY

  If the Transaction is consummated, the Company will be focused primarily on its CCM products. The target market for the CCM products is entirely different from the target market for the products the Company has marketed and sold through its Free Trial Marketing system. The target market for the CCM products consists primarily of large corporations such as Deutsche Telekom and Munich Reinsurance (both existing CCM customers). In addition, CCM product sales per customer are generally in the range of $20,000 to $500,000, as opposed to an average sale per customer for the Company's other products of approximately $2,000. Sales of CCM products pose significantly greater financial risks, and require greater up-front investments in marketing, technical and financial resources, than sales of the Company's historical products. As a result, the Company is adopting a new and untested marketing strategy using a direct sales force and in-field service organization. This marketing strategy requires significant investments in additional marketing and technical personnel, retraining of existing personnel, ongoing product development and creation of an in-field service organization. To date, substantially all of the Company's marketing of CCM products has been in Europe. While the Company has developed valuable experience and expertise in Europe, there can be no assurance that the Company will be able to transfer such experience and expertise to the North American market.

  If the proposed Transaction is consummated, the Company will rely on fewer large customers for its revenue since the target market for CCM products is primarily large corporations. Currently, only one customer accounts for more than 10% of net revenue of the products that are not being sold as part of the Proposed Transaction. For the nine months ended September 30, 1997, Deutsche Telekom accounted for $4.5 million, or 22.2%, of net revenue for such products. It is possible that the Company's change in marketing strategy will result in other customers accounting for more than 10% of the Company's net revenues.

TECHNOLOGICAL REQUIREMENTS OF THE CCM PRODUCTS; PRODUCT DEVELOPMENT

  The technological demands of the CCM products require a commitment of significant ongoing financial, technical and personnel resources to product development, training of service technicians and customer training. Because the Company's historical products are not as technologically demanding as the CCM products, the Company has not to date made the required investment and has not proven that it can develop and maintain the organization required to support such products. The Company believes that its experience with the CCM products in Europe will provide a valuable base on which to build the necessary financial, technical and personnel resources to sell, market, develop and support the CCM products in North America; however, there can be no assurance that the Company will be able to expand and develop its resources to support CCM products in North America.

  If the Transaction is consummated, the Company will be focused primarily on its CCM product. The CCM product is typically larger and more complex than the products that the Company has previously developed. The Company's ability to continue to enhance the CCM product to meet customer and market requirements will depend substantially on its ability to effectively manage its development effort, to attract and retain the required development personnel in Cambridge, Massachusetts and Starnberg, Germany and to coordinate and manage geographically remote development efforts.

REQUIRED FINANCIAL RESOURCES

  The Company has estimated that the product development, marketing and sales costs of the CCM products are approximately $1.0 to $1.5 million per month. The Company believes that it will have sufficient financial resources to fund these costs through March 1998, whether or not the Transaction is consummated. If the Transaction is consummated, the Company believes that it will have sufficient financial resources to fund these costs through at least December 1998. If the Transaction is not consummated, the Company will have to seek additional sources of capital to fund CCM product costs beyond March 1998. There can be no assurance that the Company's estimate of the marketing, sales and product development costs of the CCM products will prove correct, that such costs will not increase beyond the Company's available financial resources, or that additional sources of capital, if and when needed, will be sufficient or available.

MANAGEMENT AGREEMENT; TRANSFERRED EMPLOYEES

  Contemporaneously with the execution and delivery of the Purchase Agreement, the Company and Elron Software, Inc. entered into a Management Agreement (the "Management Agreement") pursuant to which Elron is managing the assets being acquired by Elron pursuant to the Purchase Agreement (the "Proposed Assets") for its benefit and at its risk and expense. Pursuant to the Management Agreement, Elron, has, subject to certain covenants regarding extraordinary transactions, complete discretion to operate the business of the Company with regard to the Proposed Assets. In the event that the Transaction is not consummated, Elron will be obligated to return the Proposed Assets to the Company, subject to the terms and conditions of the Management Agreement. See "TERMS OF THE PROPOSED TRANSACTION--MANAGEMENT OF PROPOSED BUSINESS PRIOR TO CLOSING--The Management Agreement" in the Special Proxy. There can be no assurance that the Proposed Assets would upon return by Elron have at least the same value as such assets had at the time the Management Agreement was executed. Any diminution in value of the Proposed Assets could have a material adverse effect on the Company's business, condition (financial and otherwise), prospects and results of operations.

  Pursuant to the Purchase Agreement, certain employees of the Company will continue to be employed by the Company, but will from the date of the Purchase Agreement until the Closing Date, to the extent allowed by law, be subject to the complete supervision, direction and control of Elron (the "Transferred Employees"). The Company has been advised that the Transferred Employees have been offered various benefits and incentives to be granted by Elron after the consummation of the Transaction. In the event that the Transaction is not consummated, and as a result such benefits and incentives are not provided, the performance of the Transferred Employees could be materially adversely affected and a significant portion of such employees may seek employment elsewhere.

FAILURE OF THE COMPANY TO OBTAIN CERTAIN THIRD-PARTY CONSENTS

  Although the only conditions to closing the Transaction (the "Closing") are that the Purchase Agreement and Transaction be approved by the stockholders of the Company and that the Company deliver $3,000,000 of guaranteed receivables to Elron, the Company is obligated to obtain certain third-party consents on or prior to the Closing. In the event that the Company does not obtain such consents, it will be obligated to pay certain specified financial damages. The payment of such financial penalties may have a material adverse effect on the Company's business, condition (financial and otherwise), prospects and results of operations.

INTERNATIONAL REVENUE

  In fiscal 1996 and the nine-month period ending September 30, 1997, total revenue from international licenses (license revenue from outside the United States) represented approximately 17% and 35%, respectively, of the Company's total revenue. For the fourth quarter of 1997 and thereafter (assuming the Transaction is consummated), the Company expects that international revenue will constitute a significantly greater portion of the Company's total revenue. Accordingly, a greater percentage of the Company's total revenue will be subject to the risks inherent in international sales, including the impact of fluctuating exchange rates on demand for its products, longer payment cycles, greater difficulty in protecting intellectual property, greater difficulty in accounts receivable collection, unexpected changes in legal and regulatory requirements, seasonality due to the slowdown of European business activity in the third quarter and tariffs and other trade barriers. There can be no assurance that these factors will not have a material adverse effect on the Company's future international license revenue.

LOSS OF KEY MANAGEMENT PERSONNEL

  Ivan O'Sullivan and Chadwick Roll, Vice President--Worldwide Marketing and Vice President of Inside Sales of the Company, respectively, are among the Transferred Employees. Messrs. O'Sullivan and Roll are key employees of the Company. The loss of their services may have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

  The Company's success depends to a significant extent upon a number of key technical and management employees. While the Company's employees are required to sign standard agreements concerning confidentiality and ownership of inventions, the employees, with the exception of Messrs. Herman DeLatte, Loren Platzman and John Bogdan, are generally not otherwise subject to employment agreements or noncompetition covenants. The loss of the services of any of the Company's key employees could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operation. The Company does not maintain life insurance policies on key employees. The Company's success also depends in large part upon its ability to attract and retain highly skilled technical, managerial, sales and marketing personnel.

  Competition in the software industry for such personnel is intense. There can be no assurance that the Company will be successful in retaining its existing key personnel and in attracting and retaining the personnel it requires.

GROUPWARE BUSINESS

  If the Transaction consummated, the Company's products will consist of the CCM and the Groupware products. The Company has made the strategic decision to limit its Groupware marketing efforts to exclusively selling new seats to its existing customer base, while focusing the majority of its management, financial and technical resources on the CCM products. The Company believes that in the short-term the Company can significantly reduce the costs associated with the Groupware products while continuing to generate cash flow from the sale of these products. However, there can be no assurance that cash flow from the sale of the Groupware products will not decrease faster than expected. In addition, over the longer term, the Company's strategic decision to cease marketing the Groupware products to new customers will lead to an erosion of the customer base and a reduction of revenue from such products.

  The Company's ability to attract and retain the employees needed to service the Groupware products may be materially adversely affected by the Company's strategic decision to de-emphasize the Groupware products. Any loss of revenue from the Groupware products may have a material adverse effect on the Company's business, condition (financial and otherwise), prospects and results of operation.

STRATEGIC REORGANIZATION

  On July 29, 1997, the Company reorganized and restructured its operations. On October 29, 1997, additional restructuring actions were implemented. These actions were designed to focus the Company on the Comprehensive Client Management business (the "CCM Business"). To date, implementation of this new corporate strategy has included hiring a new Chief Executive Officer, electing a new Chairman of the Board of Directors, deemphasizing the acquisition of new customers in the Company's Groupware and Network Management and Security businesses, discontinuing sales of the Company's virus protection software, closing or reducing the Company's offices in Sydney, Australia; Paris, France; London, United Kingdom; and Munich, Germany while building up the Company's office in Starnberg, Germany and laying off approximately 160 employees. There can be no assurance that the Company's new corporate strategy will be successfully implemented. Furthermore, there can be no assurance that the Company will not engage in further reorganizations or restructurings in the future.

VARIABILITY OF QUARTERLY OPERATING RESULTS

  The Company's licensing activity and results of operations can fluctuate significantly on a quarterly basis. Causes of such fluctuations may include, among other factors, the volume and timing of new and repeat orders, the introduction or announcement of new products or product enhancements by ON or third parties, failure to ship trials, changes in response rates to the Company's mailings and telemarketing programs, interruption in the Company's overnight delivery, telephone or internal networks and databases, work stoppages, changes in product prices, changes in operating expenses, changes in product mix, increase in international sales as a percentage of total revenue, seasonality, trends in the computer industry, unavailability of product, potential software viruses and perceived threats thereof, customer order deferrals, general economic conditions, extraordinary events such as acquisitions or litigation and the occurrence of unexpected events. While to date, the Company has not experienced any significant failure to ship trials, work stoppages or unavailability of products, there can be no assurance any of such events will not occur in the future. The occurrence of any such event could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. Because of the nature of its distribution methods for its Groupware and Network Management and Security products, the Company has virtually no backlog with respect to such products and generally cannot predict when users will license such products. As a result of the longer enterprise sales and product rollout cycle for CCM, the Company will be better able to assess anticipated customer orders for CCM. Historically, repeat orders have accounted for a significant portion of the Company's total revenue; however, there can be no assurance that the Company will be able to sustain current repeat order rates in the future, especially if the Transaction is consummated and in light of the de-emphasis in marketing efforts for the Groupware and Network Management and Security products. Furthermore, since the Company's cost of total revenue is relatively low and its operating expenses are relatively fixed, any revenue shortfall in a quarter will result in a substantially similar shortfall in net income. In addition, significant quarterly fluctuations in licensing activity will cause significant fluctuations in the Company's cash flows and the cash and cash equivalents, accounts receivable and deferred revenue accounts on the Company's balance sheet.

  The Company's business has experienced and is expected to continue to experience seasonality, due in part to customer buying patterns. In recent years, the Company generally has had greater demand for its products in the fourth quarter and has had weaker demand for its products during the first quarter. These fluctuations are caused primarily by customer budgeting and purchasing patterns. The Company believes this pattern will continue.

  The Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance.

RAPID TECHNOLOGICAL CHANGE

  The Groupware, Network Management and Security and Client Management software markets are characterized by rapid technological developments, changes in customer requirements, evolving industry standards and frequent new product introductions. The Company's future success will depend, in part, upon its ability to enhance its existing applications, develop and introduce new products that take advantage of technological advances, and respond promptly to new customer requirements and evolving industry standards. As discussed above, the Company has made a strategic decision to limit its Groupware marketing efforts to exclusively selling new seats to its existing customer base and has agreed to sell, subject to stockholder approval, its Network Management and Security products. The Company has identified a number of enhancements to CCM which it believes are important to its continued success in the Client Management software market. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis, enhancements to its existing products or new products, or that its new products will adequately address the changing needs of the marketplace. Failure by the Company in any of these areas could materially and adversely affect the Company's business, condition (financial or otherwise), prospects and results of operations. In addition, from time to time the Company or its competitors may announce new products with capabilities or technologies that could have a potential to replace or shorten the life cycles of the Company's existing products or render such products obsolete. There can be no assurance that announcements by the Company or its competitors of new products will not cause customers to defer purchasing the Company's existing products. In addition, there can be no assurance that future changes in DOS, Windows, Windows NT, Unix, NetWare or other popular operating systems would not result in incompatibility with the Company's products. The Company's failure to introduce new products on a timely basis that are compatible with operating systems and environments preferred by desktop computer users would have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

COMPETITION

  The market for the Company's products is highly competitive, and the Company expects competition to increase in the future. The Company believes that the principal competitive factors affecting the market for its products include performance, functionality, quality, customer support, breadth of product line, speed of product delivery, frequency of upgrades and updates, brand name recognition, company reputation, adherence to industry standards, integration with third-party solutions and price. Certain of the criteria upon which the performance and quality of the Company's Groupware and Network Management and Security software compete include speed of response, ease of use, ease of installation, interoperability with other messaging systems and simplicity of administration. The Company believes that it generally competes favorably with respect to each of these factors; however, there can be no assurance that the Company will be able to continue to compete successfully against current and future competitors. Certain of the Company's competitors have been in the market longer than the Company, and other competitors are larger and may have greater name recognition that the Company. As is the case in many segments of the software industry, the Company may encounter increasing price competition in the future. This could reduce average selling prices and, therefore, profit margins. Competitive pressures could result not only in sustained price reductions but also in a decline in sales volume, which could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. There can be no assurance that the Company will continue to compete effectively against existing and potential competitors in these markets, many of whom have substantially greater financial, technical, marketing and support resources and name recognition than the Company.

  The Groupware, Network Management and Security and Client Management software markets are highly fragmented, with products offered by many vendors. In the e-mail market, the Company competes with offerings from software, shareware and freeware developers. Shareware is software that is made available electronically on bulletin boards systems. Shareware users are encouraged to evaluate the software for a short period of time and then either cease using it or pay a license fee. In the group scheduling market, the Company also competes with personal information manager products ("PIMs") that have been enhanced to include some group scheduling features. In addition, the trend toward enterprise-wide communications software solutions may result in a consolidation of the communications software market around a smaller number of vendors who are able to provide all of the necessary software and support capabilities.

  In the Client Management market, the Company faces competition from large and established companies, such as Microsoft, Intel and IBM/Tivoli, which offer client management capabilities as part of their systems, network and/or desktop management systems. Moreover, Microsoft has announced the Zero Administration Initiative for Windows ("ZAW"), which includes a set of technologies that address some of the same client management issues as CCM. Microsoft has described components of ZAW as being available for future versions of the Windows NT and Windows 95 operating systems, as well as the Microsoft Systems Management Server product. There can be no assurance that the Company can continue to compete effectively against Client Management software which is included free with operating system software. See "BUSINESS--Competition" in the Special Proxy.

PRODUCT DEVELOPMENT

  The Company has in the past experienced delays in software development, and there can be no assurance that it will not experience further delays in connection with its current or future product development activities. The Company puts all of its products through alpha and beta test cycles and makes significant efforts to debug all products before commercial release. The Company makes well-marked alpha and beta versions of its software available for evaluation and testing and solicits and responds to input from evaluators. However, there can be no assurance that the Company's products will not contain undetected errors or version compatibility issues, particularly when first introduced or when new versions are released, resulting in loss of or delay in market acceptance. Delays and difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

  In addition to developing new products, the Company's internal development staff is focused on developing upgrades and updates to existing products and modifying, enhancing and completing any acquired products and incomplete projects. Future enhancements may, among other things, include additional functionality, respond to user problems or address issues of compatibility with changing operating systems and environments. Failure to release such enhancements on a timely basis could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operation. There can be no assurance that the Company will be successful in these efforts.

  If the Company believes that a licensed product continues to be valuable after the expiration of the initial license term, it will seek to extend the term of the license. There can be no assurance that the Company will be able to extend the term of expiring licenses, or that the economic arrangements for such extensions would be comparable to the arrangements in effect during the initial license term.

INCLUSION OF CCM, GROUPWARE, NETWORK MANAGEMENT AND SECURITY SOFTWARE IN SYSTEM SOFTWARE AND APPLICATION SUITES

  In the future, vendors of operating system software and applications sold for a single price (generally referred to as application suites) may continue to enhance their products to include certain functions that are currently provided most often by CCM, Groupware, Network Management and Security software or may bundle these products in their application suites at no additional charge. The widespread inclusion of the functions provided by the Company's products as standard features of operating system software could, particularly if the quality of such functions were comparable to that of the Company's products, render the Company's products obsolete and unmarketable. Furthermore, even if the CCM, Groupware, Network Management and Security software functions provided as standard features by operating systems are more limited than those of the Company's products, there is no assurance that a significant number of customers would not elect to accept such functions in lieu of purchasing additional software. If the Company were unable to develop new CCM, Groupware, Network Management and Security software products to further enhance operating systems and to replace successfully any obsolete products, the Company's business, condition (financial or otherwise), prospects and results of operations would be materially and adversely affected.

FREE TRIAL MARKETING

  If the Transaction is not consummated and the rights to the Free Trial Marketing system revert to the Company and, in any event, to the extent the Company retains certain limited rights to the Free Trial Marketing system pursuant to the Purchase Agreement, the Company would be exposed to the risks associated with the Free Trial Marketing system set forth below.

  As part of the Free Trial Marketing system, customers are provided with 30-day free trials of certain of the Company's principal products. The trials are full featured versions of the product that are internally designed to cease operation in 30 days. The Company depends on direct mail, trade shows and telemarketing to find prospects and install trials. There can be no assurance that this strategy will continue to be effective in the future for either current or new products. The failure of this strategy to continue to effectively generate license revenue would have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. In addition, as mailings are mailed repeatedly to the same customers, customers' responsiveness to particular offers and products declines. There can be no assurance that the Company will be able to sustain current response rates to its mailings in the future. The Company's growth with respect to products sold and marketed through the Free Trial Marketing system depends both on its ability to select names from rented lists and to grow its "house list." The availability and relevance of rentable names to the Company's products are not certain. In addition, since the ability of the Company to grow its house list is dependent on the supply of rentable names, house list growth cannot be assured. In both the domestic and international markets, increases in postal rates (including modifications in the classification of mail) or telephone rates, or changes in postage or telephone regulations which prohibit unsolicited direct mail or unsolicited telephone calls, could significantly impact the economics of the Company's Free Trial Marketing strategy. In addition, it is possible that other software vendors could adopt all or parts of the Company's strategy and compete more directly or effectively with the Company.

  If some of the Company's Free Trial Marketing disks were to become infected with a computer virus, they would cause difficulties for prospects and could damage the Company's reputation. The Company does extensive testing for viruses. The Company's use of outside fulfillment contractors increases the risk that a virus could be shipped undetected on disks bearing the Company's label. There can be no assurance that ON would be able to collect adequate compensation from such fulfillment contractors if such a virus infected disks bearing the Company's label.

  The Company fulfills orders received directly from customers through a third-party fulfillment contractor, which warehouses the Company's products and ships them directly to ON's customers. The Company also maintains a private use prospects list at a bonded third-party database firm. In the event that either the customer fulfillment contractor or the private use database firm experience a substantial business interruption, whether through business failure or interruption or some natural calamity, or the Company's relationship with either of such parties is terminated for any reason, the Company's ability to continue to mail free trial offers to prospective customers and to fulfill orders placed by customers would be adversely affected.

INDIRECT CHANNELS OF DISTRIBUTION

  The Company markets its products (other than CCM) through distributors and resellers in addition to its direct sales force and its Free Trial Marketing system. These distributors and resellers also sell other products that are complementary to, or compete with, those of ON. There can be no assurance that these distributors and resellers will not give greater priority to products of other suppliers. They have no long-term obligation to purchase products from the Company. Since the Company's agreements with its distributors provide for a right of return, revenue recognized upon sales to distributors is subject to a reserve for returns. Although management believes that the current reserve balance is adequate to cover this exposure, there can be no assurance that any future period reserves for returns will be adequate. Moreover, these distributors and resellers generally have limited financial resources, and there can be no assurance with respect to the collectibility of accounts receivable owed by such distributors and resellers. In addition, the Company may be unaware of the nature and scope of the representations made to customers by these distributors and resellers. For example, they could make representations to customers about the Company's current and future products which are inaccurate or incomplete. This could result in the products not meeting the customers' expectations or requirements. Although the Company's agreements with its distributors generally provide the Company with recourse against unauthorized action taken by the distributors, there can be no assurance that the Company could recover adequate compensation to cover the damage caused by an inaccurate representation.

PROPRIETARY TECHNOLOGY

  The Company's success is heavily dependent upon its proprietary software technology. The Company relies on a combination of contractual rights, trademarks, trade secrets and copyrights to establish and protect its proprietary rights in its software.

  The Company uses a printed "shrink-wrap" license for users of its Groupware, Network Management and Security products distributed through traditional distribution channels in order to protect its copyrights and trade secrets in those products. Since these shrink-wrap licenses are not signed by the licensee, many authorities believe that they may not be enforceable under many state laws and the laws of many foreign jurisdictions. If such licenses are not enforceable, the user would not be bound by the terms thereof, including the terms which seek to protect the Company's proprietary technology. If the printed shrink-wrap licenses prove to be unenforceable, this may have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

  The laws of some foreign countries either do not protect the Company's proprietary rights or offer only limited protection for those rights. Furthermore, in countries with a high incidence of software piracy, the Company may experience a higher rate of piracy of its products.

  The Company has obtained registrations in the United States for the following trademarks: ON Technology, Notework, Meeting Maker, ON Technology & Design, ON Location, Instant Update and DaVinci Systems. The Company has filed for the trademark "ON Command CCM" in the United States, the European Community, Canada and Australia. The Company has obtained only four foreign registrations of its Notework mark and two foreign registrations of its MeetingMaker mark, due to the significant costs involved in obtaining foreign registrations. As a result, the Company may not be able to prevent a third party from using its trademarks in many foreign jurisdictions. The Company has not to date registered any of its copyrights.

  There can be no assurance that the steps taken by the Company to protect its proprietary software technology will be adequate to deter misappropriation of this technology. Lesser sensitivity by corporate, government or institutional users to avoiding copyright infringement could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operation. While the Company to date has not taken any legal action to enforce its intellectual property rights against infringing users, it believes, based upon current interpretations of law, that its use of Free Trial Marketing and the widespread availability of its trials do not significantly impact its ability to enforce its intellectual property rights against infringing users, including corporate, institutional and government entities. However, there is no assurance that a court or other authority may not rule otherwise in the future. Such a ruling would have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations.

  There has been substantial litigation in the software industry involving intellectual property rights of technology companies, although, to date, the Company has not been subject to any such litigation. Although the Company does not believe that it is infringing the intellectual property rights of others, there can be no assurance that such claims, if asserted, would not have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. In addition, as the Company may acquire or license a portion of the software included in its future products from third parties, its exposure to infringement actions may increase because the Company must rely upon such third parties for information as to the origin and ownership of any software being acquired. The Company generally obtains representations as to the origin and ownership of such acquired or licensed software and generally obtains indemnification to cover any breach of such representations. However, there can be no assurance that such representations are accurate or that such indemnification will provide adequate compensation for a breach of such representations. In the future, litigation may be necessary to enforce and protect trade secrets and other intellectual property rights owned by the Company. The Company may also be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, condition (financial or otherwise), prospects and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all.

  The Company could be subjected to lawsuits by customers, past, present or future, and others due to possible errors in the Company's software. The Company is not aware of any material errors in its software or any pending or threatened litigation. The Company maintains insurance covering such liabilities in the amounts of $12 million domestically and $4 million internationally. The Company believes that its insurance coverages are sufficient to cover any such losses.

VOLATILITY OF STOCK PRICE

  The trading price of the Company's Common Stock has been, and in the future may be, subject to wide fluctuations in response to actual or anticipated quarterly operating results of the Company, announcements of technological innovations or new applications by the Company or its competitors and general market conditions in the software industry, as well as other events or factors. In addition, stock markets have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market price of many technology companies and has often been unrelated to the operating performance of those companies. This volatility may adversely affect the market price of the Company's Common Stock.

ANTI-TAKEOVER EFFECT OF CHARTER PROVISIONS

  The Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Additionally, the issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. The Company's Fourth Restated Certificate of Incorporation and the Amended and Restated By-Laws provide for a classified Board of Directors and contains other provisions which may also discourage an unsolicited takeover attempt. These provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock and could make it more difficult for stockholders of the Company to effect certain corporate actions.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Selling Stockholders".

                             SELLING STOCKHOLDERS

  The following table lists the Selling Stockholders, the number of shares of the Company's Common Stock which each owned as of January 5, 1998, the number of shares of the Company's Common Stock expected to be sold by each and the number of the shares of the Company's Common Stock which each will own after the offering pursuant to this Registration Statement, assuming the sale of all the Shares expected to be sold. The Shares are being registered to permit public secondary trading of the Shares and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution". Assuming the sale of all the Shares registered hereby, each of the Selling Stockholders will own less than 1% of the outstanding Common Stock of the Company.

  The Shares being offered by the Selling Stockholders were acquired from the Company in connection with the Company's acquisition of all of the outstanding stock of either (i) Purview Technologies, Inc. (the "Purview Acquisition") or
(ii) csd Software GmbH (the "csd Acquisition"). The Purview Acquisition was completed pursuant to the terms of a Stock Purchase Agreement dated January 24, 1997 whereby all issued and outstanding stock of Purview Technologies, Inc. was acquired by the Company for $1,000,000 in cash, 155,251 shares of the Company's Common Stock and an option to purchase 50,461 shares of Common Stock. The option was granted to a stockholder of Purview Technologies, Inc. who is not among the Selling Stockholders. As part of the Purview Acquisition, the Company entered into a Registration Rights Agreement dated January 30, 1997 (the "Purview Rights Agreement") with certain of the Selling Stockholders pursuant to which the Company agreed, under certain circumstances, to effect a registration of the Shares in order to permit the Selling Stockholders to effect sales of such Shares from time to time in the market or in privately negotiated transactions. Reference is made to the full text of the Purview Rights Agreement which is an exhibit to the Registration Statement of which this Prospectus forms a part. The csd Acquisition was completed pursuant to the terms of a Stock Purchase Agreement dated January 28, 1997 whereby all the issued and outstanding stock of csd was acquired by the Company for $5,000,000 in cash and 1,315,790 shares of the Company's Common Stock. As part of the csd Acquisition, the Company entered into a Registration Rights Agreement dated January 28, 1997 (the "csd Rights Agreement") with certain of the Selling Stockholders pursuant to which the Company agreed, under certain circumstances, to effect a registration of the Shares in order to permit the Selling Stockholders to effect sales of such Shares from time to time in the market or in privately negotiated transactions. Reference is made to the full text of the csd Rights Agreement which is an exhibit to the Registration Statement of which this Prospectus forms a part.

  The Company has filed with the Commission, under the Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. The Company has agreed to use reasonable efforts to keep such Registration Statement effective for up to 180 days from the date of effectiveness of the Registration Statement on Form S-3, of which this Prospectus forms a part, subject to certain restrictions or, if earlier, until the distribution contemplated in this Prospectus has been completed.

  The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                      TOTAL
                                     NO. OF     NUMBER OF     NO. OF SHARES TO
                                     SHARES   SHARES TO BE        BE OWNED
                NAME                  OWNED  OFFERED OR SOLD AFTER THE OFFERING
                ----                 ------- --------------- ------------------
Mary Shaeffer Smith................. 100,943     100,943              0
Jaime Ellertson.....................  30,857      30,857              0
William Calcagni....................   4,114       4,114              0
Mark Coticchia......................   5,349       5,349              0
Larry A. Krueger....................  13,988      13,988              0
Eugen Heiter........................ 238,116     238,116              0
Harald Moller....................... 250,636     250,636              0
Hans Till Freiherr von Ruxleben..... 100,265     100,265              0
Jochen Tschunke..................... 125,319     125,319              0
Reinhold Weber......................  12,532      12,532              0
Iska Heiter......................... 263,158     263,158              0
Liliane Freifrau von Ruxleben....... 263,158     263,158              0

                             PLAN OF DISTRIBUTION

  All or a portion of the Shares offered hereby by the Selling Stockholders may be delivered and/or sold from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. After the effectiveness of the Registration Statement of which this Prospectus is a part, the Selling Stockholders may engage in hedging transactions, make short sales of the Company's Common Stock and may use the Shares to cover the resulting short positions. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them.

  Any Selling Stockholder and any broker-dealer that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Each Selling Stockholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify in certain circumstances the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act and the Exchange Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities arising under the Securities Act and the Exchange Act.

  Any broker-dealer participating in such transactions as agent may receive commissions from a Selling Stockholder (or a purchaser for whom such broker-dealer may act as agent). Broker-dealers may agree with such Selling Stockholder to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for such Selling Stockholder, to purchase as principal any unsold Shares. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

  Each Selling Stockholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder. Each Selling Stockholder will pay all commissions and other expenses associated with the sale of the Shares by such Selling Stockholder. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by every such Selling Stockholder. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                               MATERIAL CHANGES

  All material changes in the Company's affairs that have occurred since December 31, 1996 are set forth in the Company's Proxy Statement for Special Meeting of Stockholders to be held on February 11, 1998. The Proxy Statement is an exhibit to the Company's Current Report on Form 8-K, which was filed with the Commission on January 9, 1998 and is incorporated herein by reference.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

  The validity of the securities offered hereby will be passed upon for the Company by Epstein Becker & Green, P.C., a New York professional corporation, Boston, Massachusetts. Gabor Garai, a partner in Epstein Becker & Green, P.C., is the Assistant Secretary of the Company.

                                    EXPERTS

  The Consolidated Financial Statements and Schedule incorporated in this Registration Statement by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AGENTS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UN-LAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Risk Factors...............................................................   3
Use of Proceeds............................................................  12
Selling Stockholders.......................................................  12
Plan of Distribution.......................................................  13
Material Changes...........................................................  14
Interest of Named Experts and Counsel......................................  14
Experts....................................................................  14

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                                1,471,041 SHARES

                           ON TECHNOLOGY CORPORATION

                                  COMMON STOCK


                                ----------------
                                   PROSPECTUS
                                ----------------


                                JANUARY   , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses payable by the Registrant in connection with the distribution of the securities being registered hereunder. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

      SEC Registration Fee.......................................... $   556.01
      Legal Fees and Expenses.......................................  25,000.00
      Accounting Fees and Expenses..................................   2,500.00
      Miscellaneous.................................................   5,000.00
                                                                     ----------
        Total....................................................... $33,056.01
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware, as amended, gives Delaware corporations the power to indemnify each of their present and former directors or officers under certain circumstances, if such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

  Article Seventh of the Registrant's Fourth Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the limitation or elimination of liability of directors for breaches of fiduciary duty.

  Article Seventh of the Registrant's Fourth Restated Certificate of Incorporation further provides that a director or officer of the Registrant
(a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with any action, suit or proceeding, whether civil, administrative or investigative (other than an action by or in the right of the Registrant), brought against him or her by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with any action, suit or proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite such adjudication but in view of all of the circumstances, he or she is fairly and reasonably entitled to indemnification of such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he or she is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

  Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. If the Registrant denies a request for indemnification, in whole or in part, or if no disposition thereof is made within 60 days after such payment is claimed by such director or officer, the right to indemnification or advances is enforceable by such director or officer in any court of competent jurisdiction. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

  Article Seventh of the Registrant's Fourth Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation law is amended to expand the indemnification permitted to directors or offices the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

  The Company has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Charter and By-Laws. These agreements, among other things, indemnify the Company's directors and certain of its officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Company.

ITEM 16. EXHIBITS.

  The Exhibits to this Registration Statement are listed in the Index to Exhibits on page II-6.

ITEM 17. UNDERTAKINGS.

  1. The Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

  3. The Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

  4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on January 16, 1998.

                                          ON TECHNOLOGY CORPORATION

                                                   /s/ Herman DeLatte
                                          By:__________________________________
                                             Herman DeLatte
                                             Chief Executive Officer and
                                             President

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Herman DeLatte and John M. Bogdan, jointly and severally, his true and lawful attorneys-in-fact and agents will full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the dates indicated by the following persons in the capacities indicated.

Date: January 16, 1998          /s/   Herman DeLatte
                                ____________________________________
                                Name: Herman DeLatte
                                Title:President and Director
                                (Principal Executive Officer)

Date: January 16, 1998          /s/ John M. Bogdan
                                ____________________________________
                                Name: John M. Bogdan
                                Title:Vice President, Finance;
                                Treasurer; Secretary; Chief Accounting
                                Officer; and Chief Financial Officer
                                (Principal Accounting Officer and
                                Principal Financial Officer)

Date: January 16, 1998          /s/  Christopher A. Risley
                                ____________________________________
                                Name: Christopher A. Risley
                                Title: Director

Date: January 16, 1998          /s/    Brian T. Horey
                                ____________________________________
                                Name: Brian T. Horey
                                Title:Director

Date: January 16, 1998          /s/ William C. Hulley
                                ____________________________________
                                Name: William C. Hulley
                                Title:Director

Date: January 16, 1998          /s/ Michael J. Zak
                                ____________________________________
                                Name: Michael J. Zak
                                Title:Director

Date: January 16, 1998          /s/ R. Stephen Cheheyl
                                ____________________________________
                                Name: R. Stephen Cheheyl
                                Title:Director

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER
 -------
   2.1   Stock Purchase Agreement dated January 24, 1997 by and among the
         Registrant and the stockholders of Purview Technologies, Inc.
   2.2*  Stock Purchase Agreement dated January 28, 1997 by and among the
         Registrant and the stockholders of csd Software GmbH
   4.1   Registration Rights Agreement dated January 30, 1997 by and among the
         Registrant and the stockholders of Purview Technologies, Inc.
   4.2   Registration Rights Agreement dated January 28, 1997 by and among the
         Registrant and the stockholders of csd Software GmbH
   5.1   Opinion of Epstein Becker & Green, P.C.
  23.1   Consent of Arthur Andersen LLP
  23.2   Consent of Epstein Becker & Green, P.C. (included in Exhibit 5.1)
  24.1   Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures")

--------
* Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on February 6, 1997).